Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

MORGAN STANLEY

and

DISCOVER FINANCIAL SERVICES

Dated as of [                    ], 2007

i

ii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of [                    ], 2007 (the “Agreement”) between Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and Discover Financial Services, a Delaware corporation (“Discover”).

W I T N E S S E T H:

WHEREAS, Morgan Stanley, through the Discover Group (as defined below), is currently engaged in the credit card and electronic payments business;

WHEREAS, the Board of Directors of Morgan Stanley has determined that it is in the best interests of Morgan Stanley, Discover and the shareholders of Morgan Stanley to distribute to the holders of the issued and outstanding shares of common stock, par value $0.01 per share, of Morgan Stanley (the “Morgan Stanley Common Stock”) as of the Record Date (as defined below), by means of a pro rata dividend, 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of Discover (the “Discover Common Stock”), on the basis of one share of Discover Common Stock for every two then issued and outstanding shares of Morgan Stanley Common Stock (the “Distribution”);

WHEREAS, Morgan Stanley and Discover have prepared, and Discover has filed with the Commission, the Form 10 (as defined below), which includes the Information Statement (as defined below), and which sets forth appropriate disclosure concerning Discover and the Distribution, and the Form 10 has become effective under the Exchange Act (as defined below);

WHEREAS, it is intended that the Distribution will be preceded by the Cash Dividend, the Special Dividend and the Restructuring (each as defined below);

WHEREAS, for United States federal and state income tax purposes, the Distribution is intended to qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding provisions of state law, and Morgan Stanley has applied for certain tax rulings to such effect; and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the parties following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Any contrary provision of this Agreement notwithstanding, members of the Morgan Stanley Group, on the one hand, and members of the Discover Group, on the other hand, shall not be deemed to be Affiliates of the other.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means each of the Corporate Card Agreement, the U.S. Employee Matters Agreement, the Intellectual Property Agreement, the Investment Banking Agreement, the Lease Agreements, the Licensing Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the U.K. Asset Transfer Agreement, the U.K. Employee Matters Agreement and the U.K. Tax Sharing Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business” means, as the context requires, the Morgan Stanley Business or the Discover Business.

“Cash Dividend” has the meaning set forth in Section 2.02.

“Claim” has the meaning set forth in Section 7.03(a).

“Claims Administration” means the processing of claims made under Morgan Stanley Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 4.05(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 5.05.

“Confidential Personal Information” means any identifiable information about individuals (including, without limitation, identifiable consumers or employees or other personnel) to which any member of a Group provides access or transfers to any member of the other Group solely pursuant to this Agreement or any Ancillary Agreement or which any member of such Group otherwise collects, uses, discloses, processes or otherwise handles from or for the other Group solely in connection with this Agreement or any Ancillary Agreement.

“Corporate Card Agreement” means the Corporate Card Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit A.

“Discover” has the meaning set forth in the preamble.

“Discover Assumed Actions” has the meaning set forth in Section 5.02(a).

“Discover Business” means the business conducted by the Discover Group from time to time, whether before, on or after the Distribution. For clarity, the “Discover Business” shall include (i) the credit card and related assets and business transferred from MSBIL to Goldfish Bank as contemplated pursuant to paragraph 2(a) of Schedule 1 and (ii) Goldfish Card Services transferred from MSGE to Goldfish Bank as contemplated pursuant to paragraph 2(c) of Schedule 1, and exclude the mortgage businesses that were transferred from the Discover business segment of Morgan Stanley to the Institutional Securities business segment of Morgan Stanley in 2005, in each case as conducted from time to time, whether before, on or after the Distribution.

“Discover Common Stock” has the meaning set forth in the recitals to this Agreement.

“Discover Group” means Discover and its Subsidiaries.

“Discover Indemnitees” has the meaning set forth in Section 7.02(a).

“Discover Insured Party” means any member of the Discover Group that is named insured, additional named insured or insured under any Shared Policy.

“Discover Liabilities” means, except as otherwise specifically provided for in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the Discover Group, the conduct of the Discover Business or the ownership or use of assets in connection therewith. For clarity, Discover Liabilities shall exclude all Liabilities of or relating to, or arising from or in connection with the mortgage businesses that were transferred from the Discover business segment of Morgan Stanley to the Institutional Securities business segment of Morgan Stanley in 2005, as conducted from time to time, whether before, on or after the Distribution, except as expressly contemplated by the Loan Services Agreement referred to in Schedule 5.

“Disposing Party” has the meaning set forth in Section 5.04.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means [                    ].

“Distribution Date” means [                    ], 2007.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means [                    ] p.m. on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Morgan Stanley Insured Party or a Discover Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Financial Instruments” means, with respect to any party, all credit facilities, guarantees, comfort letters, letters of credit and similar instruments related primarily to such party’s Business under which any member of such party’s Group has any primary, secondary, contingent, joint, several or other liability.

“Form 10” means the registration statement on Form 10 filed by Discover with the Commission to effect the registration of Discover Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Goldfish Bank” means Goldfish Bank Limited.

“Goldfish Card Services” means Goldfish Card Services Limited.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates), including without limitation the United Kingdom Financial Services Authority (or any successor thereto).

“Group” means, as the context requires, the Discover Group or the Morgan Stanley Group.

“Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“Information Statement” means the Information Statement to be sent to each holder of Morgan Stanley Common Stock in connection with the Distribution.

“Insured Party” means a Morgan Stanley Insured Party or a Discover Insured Party.

“Intellectual Property Agreement” means the Intellectual Property Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit B.

“Intercompany Accounts” has the meaning set forth in Section 2.04.

“Investment Banking Agreement” means the Investment Banking Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit C.

“IRS” means the Internal Revenue Service.

“Lease Agreements” means the amendments to the Lease Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit D.

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any Applicable Law, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Licensing Agreement” means the Licensing Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit E.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any and all Actions or threatened Actions).

“Morgan Stanley” has the meaning set forth in the preamble.

“Morgan Stanley Assumed Actions” has the meaning set forth in Section 5.02(a).

“Morgan Stanley Business” means the business conducted by the Morgan Stanley Group for time to time, whether before, on or after the Distribution (but excluding the Discover Business).

“Morgan Stanley Common Stock” has the meaning set forth in the recitals to this Agreement.

“Morgan Stanley Group” means Morgan Stanley and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Discover Group).

“Morgan Stanley Indemnitees” has the meaning set forth in Section 7.01(a).

“Morgan Stanley Insured Party” means any member of the Morgan Stanley Group that is named insured, additional named insured or insured under any Shared Policy.

“Morgan Stanley Liabilities” means, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the Morgan Stanley Group, the conduct of the Morgan Stanley Business or the ownership or use of assets in connection therewith, but excluding any Discover Liabilities.

“Morgan Stanley Policies” has the meaning set forth in Section 4.02.

“MSBIL” means Morgan Stanley Bank International Limited, a private limited company incorporated in England and Wales.

“MSDCI” means Morgan Stanley Domestic Capital, Inc., a Delaware corporation, which is a wholly owned indirect Subsidiary of Morgan Stanley and the sole shareholder of Discover, and its successors and assigns (including without limitation, any Person which may acquire all or substantially all of MSDCI’s assets or business, or with or into which MSDCI may be consolidated or merged).

“MSGE” means Morgan Stanley Group (Europe), an unlimited company incorporated in England and Wales.

“NYSE” means The New York Stock Exchange, Inc.

“Occurrence Based Policies” has the meaning set forth in Section 4.05(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Personal Information Incident” means any actual or threatened unauthorized access, acquisition, use, alteration, creation, destruction, loss, theft, copying or disclosure of Confidential Personal Information of the other Group, including user IDs or passwords, regardless of whether such has been encrypted, only if such incident is reasonably likely to result in harm to a consumer or customer by way of misuse of such consumer’s or customer’s Confidential Personal Information.

“Privilege” has the meaning set forth in Section 5.06.

“Privileged Information” has the meaning set forth in Section 5.06.

“Receiving Party” has the meaning set forth in Section 5.04.

“Record Date” means [                    ], 2007.

“Related Claims” means a claim or claims against a Shared Policy made by one or more Discover Insured Parties, on the one hand, and one or more Morgan Stanley Insured Parties, on the other hand, filed in connection with Losses suffered by either a Discover Insured Party or a Morgan Stanley Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Morgan Stanley Insured Party or a Discover Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Person against a Shared Policy.

“Representatives” has the meaning set forth in Section 5.05.

“Restructuring” means the reorganization of certain businesses of the Discover Group and the Morgan Stanley Group intended to be completed on or before the Distribution Date, as described in Schedule 1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Policies” has the meaning set forth in Section 4.05(a).

“Special Dividend” has the meaning set forth in Section 2.03.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. For clarity, Goldfish Bank and Goldfish Card Services are Subsidiaries of Discover for purposes of this Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit F.

“Third-Party Claim” has the meaning set forth in Section 7.03(b).

“Third Party” means a Person that is not an Affiliate of the Discover Group or Morgan Stanley Group.

“Transferred Actions” has the meaning set forth in Section 5.02(b).

“Transition Services Agreement” means the Transition Services Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit G.

“U.K. Asset Transfer Agreement” means the Asset Transfer Agreement between MSBIL and Goldfish Bank to be entered into as of the Distribution Date, substantially in the form of Exhibit H.

“U.K. Employee Matters Agreement” means the U.K. Employee Matters Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit I.

“U.K. Tax Sharing Agreement” means the Supplemental Tax Sharing Agreement Relating to Direct Tax and VAT in the United Kingdom between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit J.

“Unrelated Claims” means a claim or claims against a Shared Policy that is not a Related Claim.

“U.S. Employee Matters Agreement” means the U.S. Employee Matters Agreement between Morgan Stanley and Discover to be entered into as of the Distribution Date, substantially in the form of Exhibit K.

“Visa/MasterCard Litigation” has the meaning set forth in Section 2.03.

Section 1.02. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2

PRIOR TO THE DISTRIBUTION

On or prior to the Distribution Date:

Section 2.01. Information Statement; Listing. Morgan Stanley shall mail the Information Statement to the holders of Morgan Stanley Common Stock as of the Record Date. Morgan Stanley and Discover shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Discover shall prepare, file and pursue an application to permit listing of the Discover Common Stock on the NYSE.

Section 2.02. Cash Dividend. Prior to the declaration of the Special Distribution, Discover shall declare and distribute to MSDCI a cash dividend (the “Cash Dividend”) in an amount equal to the excess of Discover’s balance sheet capital over the estimated amount that is determined to be necessary as of the Distribution Time, based on Morgan Stanley’s and Discover’s views (which will take into consideration, among other things, the amount of managed credit card receivables, deferred tax assets and intangible assets of the Discover Group) of underlying business risk, regulatory requirements and rating agency views.

Section 2.03. Special Dividend. Prior to completion of the Restructuring, Discover shall declare and distribute to MSDCI a dividend (the “Special Dividend”) in the form of an undertaking by Discover to pay to MSDCI a portion of the after-tax proceeds received by Discover or any of its Affiliates in connection with the litigation Discover is as of the date hereof pursuing against Visa U.S.A, Inc. and MasterCard Worldwide (the “Visa/MasterCard Litigation”) pursuant to the terms and conditions set forth in Schedule 2. Discover hereby agrees to comply with the terms and conditions set forth in Schedule 2 relating to the Special Dividend. Without limiting the generality of the foregoing, Discover shall pay or cause to be paid such amounts to MSDCI as set forth in Schedule 2 and take or cause to be taken any and all actions as may be necessary or appropriate to comply with the terms and conditions set forth in Schedule 2.

Section 2.04. Intercompany Accounts. The parties shall use reasonable efforts to settle all intercompany receivables, payables and other balances (“Intercompany Accounts”) between members of the Morgan Stanley Group, on the one hand, and members of the Discover Group, on the other hand, except for any such intercompany receivable, payable or other balance to the extent arising under or specifically provided for this Agreement or any Ancillary Agreement.

Section 2.05. Financial Instruments. Each party shall use reasonable efforts to take or cause to be taken all actions, and enter into such agreements and arrangements as shall be necessary, to (i) terminate all obligations of the other party (and members of its Group) under any of the first party’s Financial Instruments that is in existence immediately prior to the Distribution or (ii) cause itself (or another member of its Group) to be substituted for the other party (and members of its Group) in respect of their obligations under any of the first party’s Financial Instruments that is in existence immediately prior to the Distribution; provided that if such a termination or substitution is not effected by the Distribution (i) each party shall indemnify and hold harmless the other party from and against any Losses arising from or relating to its Financial Instruments in accordance with the applicable provisions of Section 7.01 or Section 7.02 and (ii) without the prior written consent of the other party (or the applicable members of its Group), such party shall not, and shall not permit any other member of its Group to, renew or extend the term of, increase the obligations or Liabilities under, or transfer to a third party, any such Financial Instrument unless all obligations of the other party (and members of its Group) with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other party (or the applicable members of its Group).

Section 2.06. Shared Employees. Each individual who is an officer, director or employee of any member of the Morgan Stanley Group and any member of the Discover Group shall resign, effective at or prior to the Distribution, from all positions such individual holds with all members of one or the other Group, such that following the Distribution such individual will not hold such positions in both Groups.

Section 2.07. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

ARTICLE 3

DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Morgan Stanley in its sole discretion):

(i) the Board of Directors of Morgan Stanley shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware and shall have received a solvency opinion in form and substance satisfactory to the Board of Directors of Morgan Stanley to that effect;

(ii) prior to the declaration of the Special Dividend and the Restructuring, the Cash Dividend shall have been declared and distributed by Discover;

(iii) prior to the Restructuring, the Special Dividend shall have been declared and distributed by Discover;

(iv) the Restructuring shall have been consummated;

(v) all material Intercompany Accounts shall have been settled;

(vi) no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to holders of the Morgan Stanley Common Stock as of the Record Date;

(vii) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(viii) the Discover Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(ix) the Board of Directors of Discover, as named in the Information Statement, shall have been elected by Morgan Stanley, as sole stockholder of Discover, and the amended and restated certificate of incorporation and bylaws of Discover, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(x) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(xi) Morgan Stanley shall have received a private letter ruling from the IRS and/or an opinion of Davis Polk & Wardwell, in either case reasonably satisfactory to the Board of Directors of Morgan Stanley, confirming the application of Sections 355 and 368 of the Code to the Distribution and certain related matters, and a ruling from the California Franchise Tax Board or an opinion of counsel, in either case reasonably satisfactory to the Board of Directors of Morgan Stanley, confirming the application of the corresponding provisions of California state tax law to the Distribution;

(xii) no Applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution and the other transactions contemplated hereby;

(xiii) all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the Discover Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained;

(xiv) Discover shall have received credit ratings from the rating agencies that are satisfactory to Morgan Stanley; and

(xv) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of Morgan Stanley, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of Morgan Stanley and shall not give rise to or create any duty on the part of Morgan Stanley or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit Morgan Stanley’s rights of termination set forth in this Agreement. Any determination made by Morgan Stanley on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the parties.

Section 3.02. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Morgan Stanley shall deliver to the Distribution Agent for the benefit of holders of record of Morgan Stanley Common Stock on the Record Date, book-entry transfer authorizations for 100% of the issued and outstanding shares of Discover Common Stock, (ii) the Distribution shall be effective at the Distribution Time, and (iii) Morgan Stanley shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Morgan Stanley Common Stock as of the Record Date, by means of a pro rata dividend, one share of Discover Common Stock for every two shares of Morgan Stanley Common Stock so held. Following the Distribution Date, Discover agrees to provide all book-entry transfer authorizations for shares of Discover Common Stock that Morgan Stanley or the Distribution Agent shall require (after giving effect to Sections 3.03 and 3.04) in order to effect the Distribution.

Section 3.03. Subdivision of Discover Common Stock to Accomplish the Distribution. Effective upon the filing of the amended and restated certificate of incorporation of Discover with the Secretary of State of the State of Delaware, each share of Discover Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Discover Common Stock issued and outstanding equal to the number necessary to effect the Distribution.

Section 3.04. Fractional Shares. No fractional shares of Discover Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Discover Common Stock allocable to each holder of Morgan Stanley Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market and shall thereafter promptly disburse to each such holder entitled thereto its ratable portion of the resulting cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale of fractional shares pursuant to this Section 3.04.

Section 3.05. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH WITH RESPECT TO THE RESTRUCTURING OR THE DISTRIBUTION. EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

INSURANCE MATTERS

Section 4.01. Insurance Prior to the Distribution Date. Except as may otherwise be expressly provided in this Article 4, Discover does hereby agree, for itself and on behalf of the Discover Group, that the Morgan Stanley Group shall not have any Liability whatsoever as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the Morgan Stanley Group in effect at any time prior to the Distribution Time, including as a result of the level or scope of any such insurance policies, insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice to any insurance carrier or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 4.02. Ownership of Existing Policies and Programs. Morgan Stanley or any member of the Morgan Stanley Group will continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Morgan Stanley Group which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the Discover Group after the Distribution Time), including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies, together with all rights, benefits and privileges thereunder (collectively, the “Morgan Stanley Policies”). Subject to the provisions of this Agreement, (a) the members of the Morgan Stanley Group shall retain all of their respective rights, benefits and privileges, if any, under the Morgan Stanley Policies and (b) subject to the Discover Group’s rights under Section 4.05, coverage of the Discover Group under the Morgan Stanley Policies shall cease as of the Distribution Time. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Morgan Stanley Policies.

Section 4.03. Maintenance of Insurance for Discover. Until the Distribution Time, Morgan Stanley shall maintain in full force and effect the Morgan Stanley Policies to the extent that such policies apply to the Discover Business.

Section 4.04. Acquisition and Maintenance of Post-Distribution Insurance by Discover. Commencing on and as of the Distribution Date, Discover shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies) for activities and claims involving any member of the Discover Group. Each member of the Discover Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by any member of the Discover Group claims relating to any period at or after the Distribution Time involving any member of the Discover Group.

Section 4.05. Rights Under Shared Policies. (a) At and after the Distribution Time: (i) Discover and the other members of the Discover Group will have the right to assert claims for any Losses with respect to the Discover Business, under Morgan Stanley Policies that cover any member of the Discover Group and/or any or all of the Discover Business within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with Third Party insurers that are “occurrence based” insurance policies (“Occurrence Based Policies”) arising out of insured occurrences occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow; (ii) Discover and the other members of the Discover Group will have the right to prosecute or continue to prosecute claims with respect to the Discover Business properly asserted under Occurrence Based Policies for claims which arose at or prior to the Distribution Time to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow; and (iii) Discover and the other members of the Discover Group will have the right to assert and/or continue to prosecute claims with respect to the Discover Business under Shared Policies with Third Party insurers that are made under liability insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of clauses (i), (ii) and (iii), (A) subject to Section 4.05(b), the Morgan Stanley Group may, at any time, without liability or obligation to the Discover Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (B) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions which require a payment by a member of the Morgan Stanley Group in respect thereof, Discover shall reimburse such member of the Morgan Stanley Group for a pro rata portion of such payment based on Discover’s interest in such claim, (C) Discover shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (D) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 4.05(b). No member of the Morgan Stanley Group will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the Discover Group for incidents occurring prior to the Distribution Time but that are asserted with the insurance carrier after the Distribution Time.

(b) In the event that after the Distribution Time Morgan Stanley proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which Discover, the Discover Business or and the other members of the Discover Group has or may in the future have rights to assert claims pursuant to this Article 4 in a manner that would adversely affect any such rights of Discover, the Discover Business or and the other members of the Discover Group, Morgan Stanley will give Discover prior notice thereof.

(c) To the extent that the limits of any Shared Policy preclude payment in full of Unrelated Claims filed by any member of the Morgan Stanley Group, on the one hand, and any member of the Discover Group, on the other hand, the insurance proceeds available under such Shared Policy shall be paid to Morgan Stanley and/or Discover, as applicable, on a FIFO Basis. In the event that any member of the Morgan Stanley Group, on the one hand, and any member of the Discover Group, on the other hand, file Related Claims under any Shared Policy, each of Morgan Stanley and Discover shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such party bears to the total Loss to both such parties from the occurrence or event underlying the Related Claims.

Section 4.06. Administration and Reserves. (a) From and after the Distribution, the Morgan Stanley Group will be responsible for the Claims Administration with respect to claims of the Morgan Stanley Group under Shared Policies.

(b) From and after the Distribution, the Discover Group will be responsible for the Claims Administration with respect to claims of the Discover Group under Shared Policies. Discover shall provide advance notice to Morgan Stanley of any such claims.

(c) Each party agrees to consider in good faith (but shall have no obligation to accept) any requests by the other party to provide assistance to, and cooperate with, such party or any member of its Group with respect to the Claims Administration referred to in Sections 4.06 (a) and 4.06(b). None of the members of either Group and their respective directors, officers, agents and employees shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Person for or in connection with the provision of such assistance or cooperation. All out of pocket expenses incurred by either party in providing any such assistance or cooperation shall be reimbursed promptly by the other party.

Section 4.07. Insurance Premiums. From and after the Distribution Time, Morgan Stanley will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Distribution Time, whereupon Discover will upon the request of Morgan Stanley promptly reimburse Morgan Stanley for that portion of such additional premiums and other payments paid by Morgan Stanley as are reasonably determined by Morgan Stanley to be attributable to the Discover Business. Notwithstanding the foregoing, to the extent that Discover has previously paid a premium (or has been allocated a portion of a premium by Morgan Stanley) or satisfied a deductible amount under a Shared Policy, Discover shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if Discover makes a claim under such Shared Policy in accordance with this Article 4.

Section 4.08. Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a member of the Morgan Stanley Group, on the one hand, and a member of the Discover Group, on the other hand, relating to the same occurrence, Morgan Stanley and Discover agree to defend jointly, provided that in the event there is a conflict of interest which in the reasonable opinion of either party would otherwise prevent the conduct of that joint defense, the parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 4.08 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties, including those created by this Agreement, by operation of law or otherwise.

Section 4.09. Duty to Mitigate Settlements. To the extent that either Morgan Stanley or Discover is responsible for the Claims Administration for any claims under any Shared Policies after the Distribution Time, such party shall use its reasonable efforts to mitigate the amount of any settlements of such claims.

Section 4.10. Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article 4, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article 4) by virtue of the provisions hereof.

ARTICLE 5

ACCESS TO INFORMATION

Section 5.01. Access to Information. (a) For a period of six years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary

Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(b) Without limiting the generality of the foregoing, until the end of the first full Discover fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use reasonable efforts, to cooperate with the other party’s information requests to enable the other party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 5.02. Litigation Cooperation. (a) (i) As of the Distribution, the applicable member of the Discover Group shall assume and thereafter, except as provided in Article 7, be responsible for all Liabilities that may result from the Discover Assumed Actions and all fees and costs relating to the defense of the Discover Assumed Actions, including attorneys’ fees and costs incurred after the Distribution. “Discover Assumed Actions” means those Actions primarily relating to the Discover Business in which any member of the Morgan Stanley Group or any Affiliate of a member of the Morgan Stanley Group, other than any member of the Discover Group, is a defendant or the party against whom the claim or investigation is directed; and (ii) as of the Distribution, the applicable member of the Morgan Stanley Group shall assume and thereafter, except as provided in Article 7, be responsible for all Liabilities that may result from the Morgan Stanley Assumed Actions and all fees and costs relating to the defense of the Morgan Stanley Assumed Actions, including attorneys’ fees and costs incurred after the Distribution. “Morgan Stanley Assumed Actions” means those Actions primarily related to the Morgan Stanley Business in which any member of the Discover Group or any Affiliate of a member of the Discover Group, other than any member of the Morgan Stanley Group, is a defendant or the party against whom the claim or investigation is directed.

(b) The applicable member of the Morgan Stanley Group shall transfer the Transferred Actions to the applicable member of the Discover Group, and the applicable member of the Discover Group shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any member of the Morgan Stanley Group is a plaintiff or claimant) primarily relating to the Discover Business including those listed on Schedule 5.02(b).

(c) Each party agrees that at all times from and after the Distribution if an Action relating primarily to its Business is commenced by a third party naming a member of each Group as defendants thereto, then the party as to which the Action primarily relates shall use its reasonable efforts to cause the other party or member of its Group to be removed from such Action; provided that if the first party is unable to cause the member of the Group of the other party to be removed from such Action, the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d) The parties agree that at all times from and after the Distribution if an Action which does not relate primarily to either party’s Business is commenced by a third party naming a member of each Group as defendants thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(e) Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group’s Business prior to the Distribution Date in which the requesting party may from time to time be involved.

Section 5.03. Reimbursement; Ownership of Information. (a) Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Section 5.01 or Section 5.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

(b) All information owned by one party that is provided to the other party under Section 5.01 or Section 5.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license of otherwise in any such information.

Section 5.04. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s Business. Neither party shall destroy or otherwise dispose of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party is notified by the other party that the litigation hold is no longer in effect.

Section 5.05. Confidentiality. Each party acknowledges that it may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, confidential information of the other party, any member of its Group (including information in the possession of such other party relating to its clients or customers) (“Confidential Information”). Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other party unless (i) such party or any of its Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such party or any of its Representatives, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (C) developed by such party or any of its Representatives without the use of any Confidential Information of the other party. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially. The obligation of each party and its Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 5.05, such party will promptly notify the other party and, upon request, use reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 5.05, such party may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 5.05 by it and its Representatives.

Section 5.06. Privileged Information. (a) The parties acknowledge that members of the Morgan Stanley Group, on the one hand, and members of the Discover Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to protect any of the other party’s Privileged Information from disclosure without the other party’s consent. Without limiting the generality of the foregoing, the parties and their respective Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by either party of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that it will not produce or disclose any information that may be covered by a Privilege of the party under this Section 5.06 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

Section 5.07. Confidential Personal Information. (a) From and after the Distribution Date, to the extent required by Applicable Law, each of Morgan Stanley and Discover shall, and shall cause their respective Subsidiaries and Affiliates and its and their Representatives, to only use Confidential Personal Information: (i) in connection with the receiving party’s performance of this Agreement and/or as described in an Ancillary Agreement or any agreement contemplated hereby; or (ii) in compliance with any express written instructions given by the party from which the Confidential Personal Information originates, as may be modified from time to time. Upon completion of either party’s use of Confidential Personal Information pursuant to this subsection, the receiving party will maintain the Confidential Personal Information in compliance with the applicable requirements of this Section 5.07 and with its reasonable record retention and destruction policies.

(b)(i) Each of Morgan Stanley and Discover and their respective Subsidiaries and Affiliates will comply with Applicable Law with respect to the Confidential Personal Information received by it from the disclosing party and shall maintain procedures reasonably designed to detect and respond to Personal Information Incidents, including procedures for corrective action.

(ii) If a receiving party uses agents or subcontractors who will access, use or otherwise have control over Confidential Personal Information of the disclosing party, the receiving party will enter into a written agreement with such agents and subcontractors that will include confidentiality obligations that are at least as restrictive as those provisions to which the receiving party subjects such agents or subcontractors who have access to the receiving party’s Confidential Personal Information.

(iii) Subject to any other obligations either Morgan Stanley or Discover may have under Applicable Law, each of Morgan Stanley and Discover agrees to promptly notify the other party upon such party’s discovery of a potential or actual Personal Information Incident. Each of Morgan Stanley and Discover understands and agrees that the receiving party or its Affiliates may be required to report Personal Information Incidents to affected individuals and/or any governmental authority or agency having supervisory or oversight authority over the receiving party and the disclosing party may provide such reports, provided that, the receiving party agrees that it will not notify any affected individuals or authority or agency until the receiving party first consults with and the disclosing party has had an opportunity to review any such notice.

(c) In addition to any other obligations a receiving party may have under this Agreement, in the event of a Personal Information Incident, at the request of the disclosing party, a receiving party shall: (i) assist in the identification of affected persons and relevant jurisdictions; (ii) reimburse the disclosing party for any costs associated with providing affected persons with any assistance (credit monitoring, etc.) as the disclosing party deems reasonable; and (iii) undertake a procedural review/audit to determine any appropriate corrective measures to avoid a similar situation recurring, and report to the disclosing party the corrective measures undertaken.

Section 5.08. Inapplicability of Sections 5.01 through 5.07 to Tax Matters. Sections 5.01 through 5.07 shall not apply with respect to information, records, Actions and other matters relating to tax matters, all of which shall be governed by the Tax Sharing Agreement and the U.K. Tax Sharing Agreement.

ARTICLE 6

OTHER AGREEMENTS

Section 6.01. Settlement of Intercompany Accounts. From and after the Distribution Date, the parties shall use reasonable efforts to settle any Intercompany Accounts that are not settled as of the Distribution within 90 days after the Distribution.

ARTICLE 7

INDEMNIFICATION

Section 7.01. Discover Indemnification of the Morgan Stanley Group. (a) Effective at and after the Distribution, Discover shall indemnify, defend and hold harmless the Morgan Stanley Group and the respective directors, officers, employees and Affiliates of each Person in the Morgan Stanley Group (the “Morgan Stanley Indemnitees”) from and against any and all Losses incurred or suffered by any of the Morgan Stanley Indemnitees arising out of or in connection with (i) any of the Discover Liabilities, or the failure of any member of the Discover Group to pay, perform or otherwise discharge any of the Discover Liabilities, (ii) any of Discover’s Financial Instruments, and (iii) any breach by Discover of this Agreement.

(b) Except to the extent set forth in Section 7.02(b), Discover shall indemnify, defend and hold harmless each of the Morgan Stanley Indemnitees and each Person, if any, who controls any Morgan Stanley Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Discover shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.02. Morgan Stanley Indemnification of Discover Group. (a) Effective at and after the Distribution, Morgan Stanley shall indemnify, defend and hold harmless the Discover Group and the respective directors, officers, employees and Affiliates of each Person in the Discover Group (the “Discover Indemnitees”) from and against any and all Losses incurred or suffered by any of the Discover Indemnitees and arising out of or in connection with (i) any of the Morgan Stanley Liabilities, or the failure of any member of the Morgan Stanley Group to pay, perform or otherwise discharge any of the Morgan Stanley Liabilities, (ii) any of Morgan Stanley’s Financial Instruments, and (iii) any breach by Morgan Stanley of this Agreement.

(b) Morgan Stanley shall indemnify, defend and hold harmless each of the Discover Indemnitees and each Person, if any, who controls any Discover Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Discover shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information set forth in Schedule 4.

Section 7.03. Procedures. (a) The party seeking indemnification under Section 7.01 or Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 7.03, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 7.03(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 7.03. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 7.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-

Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 7.01 or Section 7.02.

Section 7.04. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 7.01 or Section 7.02 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses. Morgan Stanley and Discover agree that, for federal income tax purposes, any payment made pursuant to this Article 7 will be treated as an adjustment to the contributions to Discover, or, if appropriate, the distributions from Discover to MSDCI, occurring immediately prior to the Distribution. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnifying Party shall not be liable for any Losses under Section 7.01 or Section 7.02 to the extent they are special, indirect, incidental, consequential or punitive damages or lost profits.

Section 7.05. Contribution. If for any reason the indemnification provided for in Section 7.01 or Section 7.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Morgan Stanley Group, on the one hand, and the Discover Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses. In case of any Losses arising out of or related to information contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented), the relative fault of the Morgan Stanley Group, on the one hand, and the Discover Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by Morgan Stanley or Discover. The parties hereby agree that information set forth in Schedule 4 shall be deemed supplied by Morgan Stanley, and all other information shall be deemed supplied by Discover.

Section 7.06. Non-Exclusivity of Remedies. The remedies provided for in this Article 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 7.03 and 7.04 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 7.07. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 7 shall survive the sale or other transfer of any party of any of its assets, business or liabilities.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Morgan Stanley to:

[            ]

If to Discover to:

[            ]

or to such other addresses or telecopy numbers as may be specified by like notice to the other party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Morgan Stanley and Discover, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Morgan Stanley Group in connection with the Distribution and related transactions shall be paid by Morgan Stanley, and all costs and expenses incurred by the Discover Group in connection with the Distribution and related transactions shall be paid by Discover.

Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

Section 8.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 8.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the indemnification and release provisions of Article 7, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 8.07. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

Section 8.08. Tax Matters. Except as otherwise provided herein and not inconsistent with the Tax Sharing Agreement, the U.S. Employee Matters Agreement, the U.K. Tax Sharing Agreement and the U.K. Employee Matters Agreement, this Agreement (including Article 7) shall not govern tax matters, which shall be exclusively governed by such other agreements.

Section 8.09. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.10. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11. Existing Agreements. Except as otherwise contemplated hereby or by the other Distribution Documents or as set forth in Schedule 5, all prior agreements or arrangements between (or relating to) any member(s) of the Discover Group or the Discover Business, on the one hand, and any member(s) of the Morgan Stanley Group or the Morgan Stanley Business, on the other hand (other than any agreement to which any Person other than the parties hereto and the members of their respective Groups is a party) shall be terminated effective as of the Distribution, if not therefore terminated, and shall be of no further force or effect (including any provision thereof that purports to survive termination). No such agreements or arrangements (other than those set forth in Schedule 5) shall be in effect after the Distribution unless embodied in the Distribution Documents.

Section 8.12. Termination. Notwithstanding any provisions hereof, the Morgan Stanley Board of Directors may, in its sole discretion, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, neither party nor any of its directors or officers shall have any liability or further obligation to the other party.

Section 8.13. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.14. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 8.15. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.16. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 8.17. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MORGAN STANLEY

By:
Name:
Title:

DISCOVER FINANCIAL SERVICES

By:
Name:
Title: